Exhibit (d)(67)

MANAGEMENT AGREEMENT

Empowered Funds, LLC dba EA Advisers

This Agreement, entered into as of November 4, 2023, between ARK 21Shares Active Ethereum Futures Cayman Ltd. (the “Fund”), and Empowered Funds, LLC dba EA Advisers (the “Adviser”), a Pennsylvania limited liability company with its principal place of business in Havertown, Pennsylvania, to provide certain management and investment advisory services to the Fund.

The Fund is a Cayman Islands exempted company. The sole shareholder of the Fund is ARK 21Shares Active Ethereum Futures Strategy ETF (the “Sole Shareholder”), a series of the EA Series Trust (the “Trust”), a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”), and consists of more than one series, including the Sole Shareholder. The Fund’s principal purpose is to provide the Sole Shareholder with exposure to certain assets such as Ether Futures and other investments that provide exposure to ether within the limitations of the U.S. federal tax requirements that apply to the Sole Shareholder. The Fund (unlike the Sole Shareholder) may invest without limitation in Ether Futures and other investments that provide exposure to ether. However, the Fund otherwise is subject to the Sole Shareholder’s investment restrictions and other policies. The Fund wishes to have the benefit of the investment advisory services of EA Advisers and EA Advisers desires to furnish services for the Fund and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1. Appointment. The Fund hereby appoints EA Advisers as the Fund’s investment adviser for the period and on the terms set forth in this Agreement. EA Advisers accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2. Duties. In its capacity as investment adviser to the Fund, EA Advisers shall have the following duties:

(a)	EA Advisers shall regularly provide the Fund with investment advisory services, including management, supervision and investment research and advice and shall furnish a continuous investment program for the Fund’s portfolio of securities and other investments consistent with the Fund’s investment objectives, policies and restrictions, as stated in the Sole Shareholder’s current Prospectus and Statement of Additional Information. The investment advisory services to be provided shall be subject to the supervision of the Fund’s Board of Directors (the “Board”) and shall include the design, development and ongoing review and evaluation of the Fund and its investment strategy; ongoing portfolio trading oversight and analysis; risk management oversight and analysis; design, development, implementation and ongoing review and evaluation of a process for the valuation of Fund investments; design, development, implementation and ongoing review and evaluation of a compliance program for the Fund; design, development, implementation and ongoing review and evaluation of a process for the voting of proxies and rights to consent to corporate action for Fund investments; participation in Board meetings and oversight of preparation of materials for the Board, including materials for Board meetings and regular communications with the Board; and ongoing cash management services.

In furtherance of the foregoing, without limitation, EA Advisers shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the Fund and what portion of the assets of the Fund’s portfolio will be held in the various securities and other investments in which the Fund invests, and shall implement those decisions (including the execution of investment documentation and agreements), all subject to the provisions of the Fund’s Memorandum and Articles of Association (as may be amended from time to time, the “Articles”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and any applicable Cayman Islands law and U.S. state and federal law, as well as the investment objectives, policies and restrictions of the Fund and, to the extent applicable, the Sole Shareholder, and any other specific policies adopted by the Board and disclosed to EA Advisers. EA Advisers is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

Except as specifically provided above, in no event shall EA Advisers be deemed to have assumed any duties with respect to, or be responsible for, the distribution of the shares of the Fund, nor shall EA Advisers be deemed to have assumed, or have any responsibility with respect to, functions specifically assumed by any transfer agent, fund accounting agent, custodian or shareholder servicing or other agent, in each case employed by the Fund to perform such functions.

(b)	EA Advisers will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund and/or the other accounts over which EA Advisers or its affiliates exercise investment discretion. EA Advisers is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if EA Advisers determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which EA Advisers, and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict EA Adviser’s authority regarding the execution of the Fund’s portfolio transactions provided herein.

(c)	The Fund hereby authorizes any entity or person associated with EA Advisers which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv). Notwithstanding the foregoing, EA Advisers agrees that it will not deal with itself, or with the Directors of the Fund or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund, nor will it purchase any securities from an underwriting or selling group in which EA Advisers or its affiliates is participating, or arrange for purchases and sales of securities between the Fund and another account advised by EA Advisers or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Articles and the Sole Shareholder’s then-current Prospectus and Statement of Additional Information relative to EA Advisers and its directors and officers.

(d)	EA Advisers shall, at the request of the Board, exercise voting rights, rights to consent to corporate action and any other rights pertaining to the Fund’s portfolio securities.

(e)	EA Advisers may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments EA Advisers believes are appropriate or desirable in performing its duties under this Agreement.

3. Activities of EA Advisers. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of EA Advisers, whether or not a Director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of EA Advisers to engage in any other business or to render services of any kind, including investment advisory, administrative and management services, to any other fund, firm, individual or association. If the purchase or sale of securities for the Fund and one or more other accounts of EA Advisers is considered at or about the same time, transactions in such securities will be allocated among the accounts in a manner deemed equitable by EA Advisers. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with EA Adviser’s policies and procedures as presented to the Board from time to time.

4. Allocation of Charges and Expenses. The Adviser agrees to pay, or require a duly appointed sub-adviser to pay, all expenses incurred by the Fund except for the fee paid to the Adviser pursuant to this Agreement (if any), brokerage expenses, acquired fund fees and expenses (including affiliated funds’ fees and expenses), taxes (including tax-related services), interest (including borrowing costs), litigation expenses (including class action-related services) and other non-routine or extraordinary expenses.

5. Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)	The Fund shall at all times keep EA Advisers fully informed with regard to the securities owned by the Fund, the Fund’s funds available, or to become available, for investment, and generally as to the condition of the Fund’s affairs. The Fund shall furnish EA Advisers with such other documents and information with regard to the Fund’s affairs as EA Advisers may from time to time reasonably request. The Fund shall provide EA Advisers with access to all information, documents, and records of and about the Fund that are necessary for EA Advisers to carry out the performance of its duties under this Agreement. The Sole Shareholder shall furnish EA Advisers with a certified copy of any financial statement or report prepared for the Sole Shareholder by certified or independent public accountants, and with copies of any financial statements or reports made by such Sole Shareholder to its shareholders or to any governmental body or securities exchange.

(b)	EA Advisers shall at all times keep the Fund fully informed with regard to the Fund’s investment performance and investment mandate compliance, and generally as to the condition of the Fund’s affairs. EA Advisers shall furnish the Fund with such other documents and information with regard to the Fund as the Fund may from time to time reasonably request.

6. Compensation of EA Advisers. The Fund and EA Advisers agree that no investment advisory fees are required pursuant to this Agreement but acknowledge that EA Advisers will be compensated by the Sole Shareholder pursuant to an investment advisory agreement approved by the Trust.

7. Compensation of Trustees, Officers and Employees. No Director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of EA Advisers, a sub-adviser or principal underwriter, or affiliate of any of the foregoing, or a consultant, independent contractor or other person who receives remuneration or other benefits from any of the foregoing, except as the Board may decide.

8. Term. This Agreement will become effective with respect to the Fund on the date set forth above and shall continue in effect with respect to the Fund, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Board of Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Sole Shareholder.

9. Termination. This Agreement may be terminated with respect to the Fund at any time, without penalty, by the Board of Directors of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Fund provided that 60 days’ written notice of termination be given to EA Advisers at its principal place of business. This Agreement may be terminated with respect to the Fund by EA Advisers at any time by giving 60 days’ written notice of termination to the Fund, addressed to its principal place of business. For so long as the Sole Shareholder is the sole shareholder of the Fund, this Agreement may be terminated with respect to the Fund at any time by the Trust, on behalf of the Sole Shareholder, or by vote of a majority of the outstanding voting securities of the Sole Shareholder, upon 60 days’ written notice of termination to EA Advisers. This Agreement may be terminated with respect to the Fund upon the mutual written consent of EA Advisers and, for so long as the Sole Shareholder is the sole shareholder of the Fund, the Trust. This Agreement shall terminate automatically in the event of its assignment by EA Advisers and shall not be assignable by the Fund without the consent of EA Advisers.

10. Liability of EA Advisers. EA Advisers may rely on information reasonably believed by it to be accurate and reliable. EA Advisers assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in the execution of securities transactions for the Fund, provided that nothing in this Agreement shall protect EA Advisers against any liability to the Fund to which EA Advisers would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 10, the term “EA Advisers” shall include any affiliates of EA Advisers performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of EA Advisers and such affiliates.

11. Meanings of Certain Terms. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

12. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved by the Board of Trustees of the Trust.

13. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

14. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.

15. Confidential Information. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order or as required or requested by any regulatory authority.

Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent applicable Cayman Islands, federal, state and international laws and regulations relating to personal information security.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

16. Limitation of Liability. The undersigned Director of the Fund has executed this Agreement not individually, but as a Director under the Fund’s Articles and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Fund individually. EA Advisers agrees that for services rendered to the Fund, or for any claim by it in connection with services rendered to the Fund, it shall look only to assets of the Fund for satisfaction.

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The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

Empowered Funds, LLC dba EA Advisers

By:	/s/ Patrick R. Cleary
Name:	Patrick R. Cleary
Title:	Chief Executive Officer

ARK 21Shares Active Ethereum Futures Cayman Ltd.

By:	/s/ Sean Hegarty
Name:	Sean Hegarty
Title:	Director